Exhibit 99.2

Outlook
"Fortunately, our order rates, while very low, appear to have stabilized in North America, although we have experienced some softening in Europe," Brown said. "At this time, therefore, assuming no further deterioration in global economic conditions, our results in the fourth quarter are likely to be comparable to those of the third quarter. As for 2002, assuming stable economic conditions and with the bulk of our restructuring behind us, we believe we can show quarter-to-quarter improvement in operating results beginning in the first quarter.

"We are aggressively implementing quality and process improvements throughout our organization now, which will make us more efficient in the longer term. We continue to enhance our existing products and introduce new ones, while maintaining our high standard of customer service and support. By further strengthening our competitive position, our goal is to take full advantage of the recovery whenever it comes," Brown said.

The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in the company's most recent Form 10-Q on file with the Securities and Exchange Commission.

Estimates and Projections for Financial Modeling

Updated: November 9, 2001

Note: The amounts below are approximate working estimates, around which an even wider range of numbers could be used for financial modeling purposes. These estimates, by their nature, involve a great number of risks and uncertainties. Actual results may differ as these risks and uncertainties could significantly impact the company's markets, products and operations. For further information please refer to the Cautionary Statement included in Item 2 of the company's most recent Form 10-Q, on file with the Securities and Exchange Commission.

(In millions)	Quarter Ended		Year Ended

	Dec. 31, 2001	Mar. 31, 2002	Dec. 31, 2002

Projected Profit & Loss Items
Sales	$285-305	$290-310	$1,300-1,360
Plastics technologies	145-155	145-155	680-710
Metalworking technologies	140-150	145-155	620-650
Segment earnings
Plastics technologies	(8)-(9)	1-3	28-38
Metalworking technologies	1-2	2-3	25-35
Corporate and unallocated expenses (1)	5-6	5-6	23-25
Restructure charge before-tax	15-16	2-3	2-3
Interest expense	10-11	10-11	40-44
Tax credit (2)
Related to operations	(14)	(2)-(4)	(4)-(7)
Related to restructuring costs	(5)-(6)	(0.5)-(1)	(0.5)-(1)
After-tax minority interest	1-1.5	0-1	2.5-3
Average diluted shares outstanding	33.3	33.4	33.6

Projected Cash Flow & Balance Sheet Items
Depreciation	12-13	12-13	48-52
Amortization	3	—	—
Working capital - increase (decrease) (3)	(15)-(20)	0-10	(20)-0
Capital expenditures	8-10	8-10	36-38
Cash restructuring	8-10	8-10	10-12
Total debt - net of cash	530-540	555-575	500-540
Debt-to-capital ratio	57-59%	58-60%	56-59%

Comments & Explanations

Note:	Projections above assume current foreign exchange rates and no acquisitions, divestitures, or further stock repurchase.

	1	Corporate and unallocated expenses Includes corporate expenses and financing costs related to the sale of accounts receivable.
	2	Tax credit Due primarily to geographic mix of earnings: a) full tax benefits on operating losses in the U.S., and b) low effective tax rates for certain profitable European businesses.
	3	Working Capital = (inventory + receivables - trade payables - advance billings)